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                                                                     EXHIBIT 2.6


                       REGISTRATION RIGHTS AMENDMENT NO. 1

              This Registration Rights Amendment No. 1 (this "Amending Agreement") is made and entered into as of January ____, 2001, to be effective as of November 1, 2000, among JAWZ Inc. (formerly Jaws Technologies, Inc.), a Delaware corporation (the "Company"), and the investors signatory hereto (each such investor is a "Purchaser" and all such investors are, collectively, the "Purchasers") in order to amend certain terms of the Registration Rights Agreement between the Company and the Purchasers dated August 21, 2000 (the "Agreement".)

              This Amending Agreement is made pursuant to the Securities Purchase Amending Agreement No. 1, dated as of the date hereof among the Company and the Purchasers (the "Purchase Agreement").

              The Company and the Purchasers hereby agree that the Agreement is amended as follows:

(1) SECTION 1 OF THE AGREEMENT IS AMENDED BY DELETING THAT PARAGRAPH IN ITS ENTIRETY AND BY INSERTING THE FOLLOWING PARAGRAPH:

              "Effectiveness Date" means, with respect to the initial Registration Statement required to be filed hereunder, the 150th day following the date of this Agreement and, with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 90th day following the date that notice of the requirement to file such additional Registration Statement is provided.

              "Filing Date" means the 90th day following the date of this Agreement and, with respect to any additional Registration Statements which may be required pursuant to Section 3(c), the 30th day following the date that notice of the requirement to file such additional Registration Statement is provided.

              "Shares" means the shares of Common Stock issued to the Purchasers on the First Closing Date, the Second Closing Date and the Third Closing Date pursuant to the Purchase Agreement.

              "Warrants" means the Closing Warrants and the Adjustable Warrants.


2. SECTION 2(a) OF THE AGREEMENT IS AMENDED BY DELETING THAT PARAGRAPH IN ITS ENTIRETY AND BY INSERTING THE FOLLOWING PARAGRAPH:

              (a) The initial Registration Statement to be filed hereunder shall include (but not be limited to) a number of shares of Common Stock equal to no less than the sum of (i) 150% of the aggregate of the number of shares of Common Stock which may be purchased for each Trading Day in the first vesting period between the Closing Date and the First Vesting Date assuming, for the purposes of this subsection, that the Adjustment Price (as defined in the Adjustable Warrants) for each such Trading Day is 50% of the Volume Weighted Average Price (as defined in the Adjustable Warrant) for the Trading Day immediately preceding the Closing Date, (ii) the number of shares issuable upon exercise in full of the Closing Warrants and (iii) the Shares.

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                  IN WITNESS WHEREOF, the parties have executed this
Registration Rights Amending Agreement No.1 as of the date first written above.

                  JAWZ INC.



                    By:_____________________________________
                    Name:
                    Title:


                    CALP II LIMITED PARTNERSHIP


                    By:_____________________________________
                    Name:  Mark Valentine,
                    Title: President of  VMH Investment Management Ltd.,
                    As:    General Partner for CALP II Limited Partnership


                    By:______________________________________
                    Name:  Ian McKinnon
                    Title:
                    As:


                    By:_______________________________________
                    Name:     Michelle McKinnon
                    Title:
                    As: